Exhibit 99.3

PHOTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	May 3, 2020	October 31, 2019

Assets

Current assets:
Cash and cash equivalents	$237,790	$206,530
Accounts receivable	135,035	134,454
Inventories	56,968	48,155
Other current assets	42,478	38,388

Total current assets	472,271	427,527

Property, plant and equipment, net	604,545	632,441
Intangible assets, net	5,690	7,870
Other assets	51,382	50,827

Total assets	$1,133,888	$1,118,665

Liabilities and Equity

Current liabilities:
Debt	$17,671	$10,873
Accounts payable and accrued liabilities	135,701	141,081

Total current liabilities	153,372	151,954

Long-term debt	35,783	41,887
Other liabilities	23,075	13,732

Photronics, Inc. shareholders’ equity	769,191	769,892
Noncontrolling interests	152,467	141,200
Total equity	921,658	911,092

Total liabilities and equity	$1,133,888	$1,118,665